Exhibit 4.2

                             SUPER RITE CORPORATION

                               AMENDMENT NO. 1 TO
                       1991 OMNIBUS STOCK INCENTIVE PLAN


     This Amendment No. 1, dated as of June 26, 1995, to the Super Rite Corporation 1991 Omnibus Stock Incentive Plan recites and provides as follows:

     A. At a meeting held on June 23, 1995, the Board of Directors of Super Rite Corporation (the "Company") determined to amend the Company's 1991 Omnibus Stock Incentive Plan (the "Plan") to eliminate any provision that may have required that a stock option issued under the Plan be canceled in exchange for a cash payment upon the effective time (the "Effective Time") of, or otherwise as a result of, the transactions contemplated by the Agreement and Plan of Reorganization, dated as of June 26, 1995, and a related Plan of Merger by and between Richfood Holdings, Inc. ("Richfood") and the Company (the "Merger"), conditioned upon and effective as of the Effective Time of the Merger, and notwithstanding any contrary provision in the Plan or in any Grant of Incentive Stock Award or other instrument issued pursuant to the Plan.

     B. The Board of Directors of the Corporation further determined that each option issued under the Plan will be fully exercisable, conditioned upon and effective as of the Effective Time of the Merger, and notwithstanding any contrary provision in the Plan or in any Grant of Incentive Stock Award or other instrument issued pursuant to the Plan.

     NOW, THEREFORE, pursuant to Sections 6(h) and Section 12 of the Plan, effective as of the Effective Time of the Merger (i) Sections 6(g) and 7(l) of the Plan are deleted in their entirety and (ii) all outstanding Stock Options, as defined in the Plan, shall be fully exercisable, notwithstanding any contrary provision in the Plan or in any Grant of Incentive Stock Award or other instrument issued pursuant to the Plan.

     IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed as of the date first above written.


                                      SUPER RITE CORPORATION


                                      By: /s/ William Schantzenbach


                                      Name:  William Schantzenbach

                                      Title:      Vice President-Finance
                                                  and Chief Financial Officer